Exhibit 5.1


                                                    Tel Aviv, December 4, 2002
                                                    Our ref:  8400.1000


Partner Communications Company Ltd.

Ladies and Gentlemen:

     We have acted as Israeli counsel for Partner Cominunications Company Ltd. (the "Company") in connection with the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the offering of up to 4,472,222 Ordinary Shares, par value NIS 0.01 per share (the "Shares"), of the Company, to be issued pursuant to the Company's 2000 Employee Stock Option Plan (the "2000 Plan").

     In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate as the basis for the opinion hereinafter expressed.

     In the context of such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies and the authenticity of the originals of such documents. In rendering our opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

     We are members of the Bar of the State of Israel, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction.

     On the basis of such examination, and subject to any matter not disclosed to us by the parties concerned and having regard for such legal considerations as we deem relevant, we are of the opinion that any Shares to be issued upon the exercise of any options granted under the 2000 Plan, to the extent that they are issued in compliance with the provisions of the 2000 Plan, the Company's articles of association, the Company's memorandum of association, and the then-applicable law, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required by the Act or by the General Rules and Regulations promulgated thereunder.


                         Very truly yours,


                         /s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.